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                                      FORM 8-K

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): March 15, 2004


                            INGEN TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


            Georgia                   000-28704               84-1122431
            -------                  -----------              ----------
(State or other jurisdiction of      (Commission           (I.R.S. Employer
 incorporation or organization)      File Number)        Identification Number)

 35193 Avenue "A", Suite-C, Yucaipa, California                 92399
 ----------------------------------------------                 -----
    (Address of principal executive offices)                  (Zip Code)

                                 (800) 259-9622
                                 --------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Definitive Material Agreement

On March 15, 2004 we (then known as "Creative Recycling Technologies, Inc.") entered into Plan and Agreement of Merger (the "Merger Agreement") with Ingen Technologies, Inc., a Nevada corporation ("Ingen Nevada"). Under the terms of the Merger Agreement, we acquired Ingen Nevada for 68,893,000 shares of our Class A common stock.

Item 2.01  Completion of Acquisition or Disposition of Assets

In March 2004, we (then known as "Creative Recycling Technologies, Inc.") completed the acquisition of Ingen Technologies, Inc., a Nevada corporation ("Ingen Nevada"). Under the terms of the Merger Agreement, we acquired Ingen Nevada for 68,893,000 shares of our Class A common stock.

Item 5.01  Changes in Control of Registrant

After the acquisition of Ingen Nevada, our Board members and officers resigned. Scott R. Sand, Chief Executive Officer of Ingen Nevada, was elected to the Board and was appointed as our new Chief Executive Officer. Thomas J. Neavitt was nominated as our Secretary. The shareholders of Ingen Nevada became our controlling shareholders.

OVERVIEW

Ingen Technologies, Inc. is a medical device manufacturer and service provider for medical and consumer markets both domestic and abroad. We have four products, one of which generated revenues in the fiscal year ended May 31, 2004; Secure Balance(TM). Our other three products (OxyView(TM), OxyAlert(TM) and GasAlert (TM)) are devices used for oxygen and gas monitoring. This product line is known as BAFI(TM).

I.  SECURE BALANCE

The Secure Balance product is a private-label product that includes a vestibular function testing system and balance therapy system. The vestibular (referencing organs in the inner ear) function testing system is manufactured by Interacoustics LTD. in Denmark and is referred to as the VNG. The balance therapy system is manufactured by SportKAT(R), Inc. in San Diego, California. SportKAT provides private-label testing and balance therapy systems to others. However, we have our own trademark - Secure Balance. Our Secure Balance program provides equipment, education and training about balance and fall prevention to physicians and clinicians worldwide. All of our revenues in the fiscal year ended May 31, 2004 ($901,542) were generated from sales of Secure Balance.

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SECURE BALANCE THERAPY TRAINER
--------------------------------

Secure Balance Therapy Trainer is designed to sell to physicians, clinics and hospitals for use with patients suffering from balance problems. It is a patented Kinesthetic Ability Trainer (called "SPORTKAT"), an innovative tool for the evaluation and rehabilitation of neurosensory (or balance) deficits. SportKat focuses on the development of dynamic balance, strength, muscle control, proprioceptive, and vestibular improvement and offers a practically infinite range of adjustable settings to accommodate people with varied body weights and physical activity levels.

         o Secure Balance Therapy Trainer provides a way to test and train the nerves that control the muscles of the body that enable us to stand, run, jump and otherwise perform day to day functions. These nerves are called proprioceptors. They are an integral part of a complicated system that the body uses to interpret all of the sensory input that it receives from external and internal sources-- including vestibular input from the inner ear, visual input from the eyes and proprioceptive input in order to maintain posture and mobility. Proprioception enables the body to know where it is in space. Performing an oculomotor test and examples of included patterns for the visual stimulus system for oculomotor testing and calibration.

SportKat is an advanced Balance Training system primarily for Senior "fall prevention" Programs, correcting vertigo in Pilots and improving the quality of life with those that have severe motor skill diseases. The SportKat system differentiates itself from anything else (known to management) because it applies the Visual, Vestibular and Proprioceptive systems to leverage the redundancies in the brain--thereby improving balance. It is much safer than a "wobble board" for seniors because the air "bladder" can be inflated to match all levels of ability, weight, etc. This product is currently used in Medical Centers, Hospitals, Universities, and Professional Sports Teams. SportKat is effective with those that have the following severe motor skill diseases/challenges:

         o    Post Acoustic Neuroma Resection (Brain Tumors)

         o    Head Trauma

         o    Post Concussion

         o    Meniere's Disease

         o    Vertiginous Migraines

         o    Vestibular Neuronitis

         o    Presbystasis

         o    MS

         o    Parkinson's

         o    Ataxia

The SportKat 4000 is our most advanced balance assessment and training equipment. The SportKat software includes provisions for both static and dynamic balance training and assessment through the availability of diversified types of tests, test patterns and difficulty levels. Users may use the built-in training modes with a great deal of ease and flexibility. In addition, the system enables the user (or doctor, trainer, etc.) to design unique, individual training protocols to overcome specific deficits identified during the assessment phase.

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The SportKat operates using a patented inflatable bladder support system and centrally pivoted platform. Attached to the platform is a thermal accelerometer, which measures the user's displacement from center (balancing ability), producing a quantifiable measurement or balance index score at the conclusion of a balance assessment or training session. This measurement provides a basis on which the user can track improvements by completing increasingly difficult levels of training.

The modular nature of the SportKat design allows the company to offer a variety of SportKat models to meet the needs (and budgets) of each customer/user group. In addition, the modular design allows users to upgrade a SportKat machine to meet changing needs, add new features or incorporate increased levels of technology.

SECURE BALANCE VIDEO ENG VESTIBULAR FUNCTION TESTING

The Secure Balance VNG Modules offer complete function analysis that is easy to administer and comfortable for the patient. The lightweight goggle is designed with patient comfort in mind and versatility in fitting on a variety of patient populations. The Secure Balance Video ENG improves upon limitations of previous measurement techniques.

Video images of the eyes are obtained without direct contact using high resolution cameras with infrared illumination. The eyes are visualized, enabling simultaneous subjective evaluation, while eye position is analyzed by digital image processing to obtain vertical and horizontal eye position.

The Examination Designer program within the goggle allows the creation of a patient's own test protocol. During the examination the test view provides the patient with graphical data and immediate analysis while simultaneously displaying the eye images for subjective control during the exam. The examiner can even type in comments while the test is in progress. These features greatly reduce the number of time consuming steps often involved in generating test data.

The Secure Balance can produce clear and detailed color reports suitable for hardcopy storage. Reports collate patient details, traces, analysis and display diagrams in an easy-to-read-format.

The integrated extensive database provides a practically unlimited storage capability. The database works with both the Secure Balance/Alternate Systems.

The Secure Balance / Alternate Systems are integrated into the Interacoustics Medical PC platform. This is designed for convenient transportation around a clinic and the amount of extraneous equipment required is kept to a minimum.

COMPLIANCE SERVICES

We plan to contract with a compliance services company to assist Secure Balance customers in billing, claims processing, testing qualifications, supervision requirements and other matters.

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EDUCATIONAL SERVICES AND SEMINARS

As part of our ongoing provision of services for Secure Balance purchasers, we offer periodic seminars and classes in all aspects of the operation of Secure Balance. These seminars feature nationally recognized experts in our field.

II.  BAFI(TM); OXYALERT(TM); OXYVIEW (TM); GASALERT(TM)

We invented, patented, and produced the world's first (as known to management) wireless, digital, low gas warning system for pressurized gas cylinders, known as BAFI(TM). Applicable markets include medical, safety & protection (Fire & Police), aircraft (commercial & private), recreation vehicle & outdoor (propane), home & residential, construction (welding), military & many others. Our BAFI (TM) line includes Oxyview (TM), OxyAlert (TM) and GasAlert (TM) (currently on hold).

Oxyview (TM), has a U.S. (as well as in the Peoples Republic of China, Japan and Europe) patent and trademark pending, and is a pneumatic gauge that provides visual safety warning of oxygen flow to hospitalized patients. This product is designed to enhance the safety, assurance and accuracy of hospitalized patients being administered oxygen from any source. Oxyview (TM) is a lightweight pneumatic gauge that is attached to the oxygen tubing just below the neck. It informs the nursing staff of oxygen flow rate near the patient. It is designed to quickly inform the hospital staff of any leak or inaccuracy between the delivery source and the patient.

We have filed for approval with the FDA to commence marketing of our OxyAlert(TM) units. Upon approval of the FDA, we will begin marketing and sales of OxyAlert(TM). The OxyAlert(TM) system is intended to be used in monitoring oxygen intake pressure to a recipient of supplemental oxygen. The caregiver is alerted when the oxygen level falls below a predetermined threshold. The OxyAlert Receiver Monitor is an interface that provides the caregiver with visual or audio signals notifying them of the low oxygen levels.

Both the Oxyview (TM) and OxyAlert (TM) products are low-oxygen safety warning devices used on remote oxygen cylinders for patients, commercial aircraft, military transport, and fire and safety equipment. OxyAlert(TM) technology encompasses the use of digital sensing and RF frequency transfer so that care givers can access a hand-held remote to monitor the actual oxygen level of any oxygen cylinder at a reasonable distance.

Using the same patented and proprietary technology, we also plan to offer our GasAlert(TM) product; a device that interfaces between any gas line and accessory, such as a water heater, dryer, stove or heater, to detect leaks. This is a mass consumer item. We do not have an anticipated market date for GasAlert(TM).

We were issued two US Patents for our BAFI (TM) line: Patent No. 6,137,417 issued on October 24, 2000 and Patent No. 6,326,896 B1 issued on December 4, 2001. Oxyview has a patent pending. We do not have international patents but have applied for patents in the Peoples Republic of China, Japan and Europe for Oxyview.

BAFI(TM) (and its progeny OxyAlert(TM), Oxyview (TM) and GasAlert(TM)); referred to hereinafter as our "BAFI(TM) product line") is a product that offers technological innovations for various types of applications. Portable pressurized gas systems are categorized as Diameter Index Safety Systems (D.I.S.S.) and are used for various applications. For example, oxygen gas is provided to patients for use in remote locations. This delivery system is a standard medical application used in providing oxygen to patients suffering from various respiratory and pulmonary diseases that result in oxygen deficiency within their blood stream. Oxygen systems are prescribed by physicians and made available through various manufacturers and oxygen suppliers.

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We believe our clinical tests have shown that BAFI(TM) is reliable, user-friendly and interfaces with most of the regulators available in the market today. The BAFI(TM) interfaced with all oxygen cylinders.

The BAFI(TM) product line is unique in its ability to interface with most of the regulators and all of the pressurized gas cylinders. The use of BAFI(TM) product line provides reliability and safety for the patients and other users. The user is periodically unaware of the pressure levels and for the first time they can experience assurance through this real-time audio and visual warning system.

BUSINESS OPPORTUNITY

We plan on marketing Oxyview (TM) and OxyAlert(TM) within the medical industry. According to the American Academy of Pulmonology and the New England Journal of Medicine, Pulmonology Publication, the patient market alone is vast and includes 8,000,000 patients in the United States and 22,000,000 worldwide, who use oxygen. Each patient uses multiple oxygen cylinders.

We believe the elderly population is increasing significantly, and therefore, the market will continue to expand. Other markets for GasAlert(TM) include millions of homes, barbeques, recreation vehicles, construction, military bases, commercial and private aircrafts, and government facilities. There is no recognized competition.

PROFESSIONAL PRODUCTS

In order to promote sales of our BAFI (TM) line, we will establish direct sales and marketing programs with manufacturer representatives, and medical product distributors. Our direct marketing efforts will focus on a direct marketing campaign, infomercials, television advertising and Internet marketing. We will contract agreements with independent representative organizations for a regional sales network throughout North America, Asia and Pacific Rim.

We are prepared to promote sales of our products in certain international markets. Our management will prepare for an international market research report on the potential of its product lines overseas. With this report, we can evaluate our position to pursue compliance of ISO-9000 and CE certification for European countries. In order to sell our products in Europe, we need to comply with the "ISO" standards which all United States manufacturers must adhere to. The CE certification is given upon meeting the applicable ISO standard. It is anticipated that the overseas market represents 50% of the world market for pressurized gas cylinders.

We believe that our clinical trials have shown the BAFI(TM) system to be an accurate and cost effective, real-time, pressurized gas warning system that will alert the user when the gas levels are approaching empty. It offers a convenient method in warning users before the cylinders are empty without the physical need to view the gauge. The BAFI(TM) components are water resistant, salt spray resistant, heat resistant, durable and FDA approved.

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INDUSTRY AND MARKETPLACE

Our BAFI(TM) product line falls into several categories including the health care industry, building supplies industry, recreation vehicles industry and aircraft industry. We are establishing distribution avenues in the medical device industry, hospital and medical supplies, and the consumer and institutional health care supplies market.

THE HEALTH CARE INDUSTRY

Since the mid-1960's, the costs of health care have risen in gross disproportion to the general cost of living index. The United States alone spends almost $2 trillion annually on health care (from the United States Department of Health and Human services web site). These expenditures are forecast to increase into the foreseeable future, posing a serious threat to the economy as well as financial health of families across the United States. A general consensus exists that decisive action needs to be taken to strengthen existing control measures and implement effective new proposals. It is our mission to provide these solutions for today by developing a cost effective product line for all applicable markets.

A significant contributing factor to the health care crisis has been the escalating costs of new medical technologies and the resulting higher costs of in-hospital patient care. One cost containment strategy that is clearly gaining momentum is a reduction of technology costs, as well as an increase in outpatient services. We believe our BAFI(TM) product line will contribute to safety and cost containment within the medical market and further that our BAFI(TM) product line will provide convenience and assurance while traveling with the patient.

The prohibitive costs of medical facilities have engendered the appearance of a wide spectrum of consumer based home health care products and managed care services. Such consumer activity reduces the economic burden of necessary health care. The managed care industry has structured its primary care providers to act as the "gate keeper". The BAFI(TM) product line will be targeted for the oxygen supplier with referrals from a primary care provider and pulmonary specialist through a manufacturing representative distribution network.

Government agencies and employer insurance liability carriers have incentive to reduce bottom-line expenditures, thereby creating target markets for the BAFI(TM) product line. We believe the BAFI(TM) product line will offer a more cost-effective approach to decreasing the number of empty tanks as compared to costs associated with accidental injuries from oxygen depletion and/or having to re-prime empty tanks.

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THE MARKET

THE GAS INDUSTRY IN GENERAL

We believe that the gas supply business represents annual revenues of several billion dollars and is mainly comprised of tank manufacturers, gauge & regulator manufacturers, and gas suppliers. Our research has shown that the identified markets would be interested in acquiring the BAFI(TM) system for their applications. The physician market continues to have an interest in providing BAFI(TM) units to their patients by means of assurance and safety.

The BAFI(TM) technology was designed as a compliment to the current method of monitoring the pressure within gas cylinders. The BAFI(TM) unit is adjustable and calibrated at 500PSI (pounds per square inch) in order to warn the user of pressure levels that fall below 500 PSI. Most pressurized oxygen cylinders can hold 3000 PSI of gas. The BAFI(TM) will not be activated until the pressure reaches 500 PSI. This calibrated setting is coherent with the existing gauges that are red-lined at 500PSI and is the current method for reading pressure. BAFI(TM) works simultaneously with the gauge and provides the additional warning system that is now necessary in today's market. There are many instances when the user is not attentive to the pressure reading. There are both cost factors and safety issues that result from having an empty cylinder. When tanks are returned empty there are additional costs for priming the tank and replacing parts. The assurance BAFI(TM) provides for the user is greatly enhanced.

OxyAlert(TM) improves the BAFI(TM) gauge methodology by allowing a digital read-out with remote data transmission to other caregivers, as well as a safety gauge, with additional visual and audio aids, that warns the user of low oxygen levels. GasAlert(TM) applies the OxyAlert(TM)/BAFI(TM) technology to other types of pressurized gas containers.

PRICING

We plan to price the medical devices so that a 45-50% gross margin is generated. The distributor price may likely be discounted from time to time depending upon high volume commitments. We anticipate the retail cost of OxyAlert(tm) will be in the $300-$400 range. GasAlert(TM)'s price has yet to be determined, but will be considerably lower. Oxyview (TM) will be sold at a retail price of $14.95.

SALES AND MARKETING

Our management believes that the sales and marketing for these systems could be achieved with a direct factory sales force. However, with the implementation of our sales and marketing program, the increase of sales will decrease production costs. The goal is to reduce the system manufacturing cost and maintain margins. We will establish relationships and contracts with distribution and sales of its products and services through various experienced distribution and marketing channels, including primarily medical device marketing, government marketing and supplier outlets. We will introduce the BAFI(TM) product line through the medium of direct Internet marketing and advertising, which is gaining wide recognition as an effective method of introducing products and driving customers to retail distribution channels.

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An integral part of our marketing strategy, and a common theme to the marketing plan, is its complete proprietary product offering. By offering a proprietary line of products and services, and promoting cost-effective and leading-edge identity, we can establish permanent residency in major national and international medical supply outlets. This could afford us with less resistance to new products in the future.

BAFI(TM) PRODUCT LINE MARKETING PROGRAM

We will have an initial national distribution plan. The plan will entail the expansion of development and distribution of our products and services, and the development of wholesale and retail distribution through an experienced marketing network, medical supply outlets, government agencies and managed care organizations. The plan will also seek to garner the support of the medical community through the sponsorship of ongoing research of oxygen delivery programs and devices. We will negotiate distribution programs with large and experienced distributors.

      1.    Institutional Health Care Distribution

Our management has developed active relationships with physicians, hospitals and various suppliers in the United States and has established a direct sales channel designed to build a network of health care institutional distributors to actively purchase the BAFI(TM) product line.

We are preparing to significantly expand our direct sales program to government agencies, institutions, health care providers, hospitals, managed care organizations, urgent care centers, skilled nursing facilities and private industry. In doing so, we intend to appoint regional sales managers in target regions throughout the United States. These regional sales managers will be charged with executing our direct sales efforts in their respective territories, specifically establishing new, active accounts. We will focus the early thrust of our expanded marketing program within the United States. Our management believes that this is the best current practical opportunity.

      2.    Retail Distribution

We will appoint independent representatives to represent its products on a regional basis throughout the United States. We will appoint other firms that have extensive physician/medical penetration and experience with medical products and continue to gain distribution through the vast and growing network of independent medical device chain outlets.

      3.    International Marketing Program

We intend to expand our product line in certain international markets. We believe that our products are expected to be issued various foreign patents and the regulatory approval to market in other countries. Currently we have engaged Kimihira, Shimada & Taylor, located in Torrance, California, to seek distribution rights within Asia and the Pacific Rim.

      4.    Direct Response Marketing Program

An integral part of our sales and marketing strategy is the use of direct medical response advertising ("infomercials") within physician waiting rooms and internet web site exposure, to introduce our products to the marketplace, achieve significant sales, and develop brand name recognition. An infomercial can be described simply as a televised commercial or web site of up to six minutes in length, which demonstrates a product or services and attempts to motivate the viewer to call a toll free telephone number and order the product or service. We are utilizing an infomercial for our Secure Balance(TM) products and services and intend to produce infomercials for OxyAlert(TM), Oxyview and GasAlert(TM) as soon as we can.

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The infomercial has proven itself to be capable of literally revitalizing entire product categories. Because of its unique ability to provide for live demonstration of a product to (up to) millions of people simultaneously; the infomercial has transformed several previously small, sleepy product categories into industry leading growth segments.

Unique to the infomercial marketing technique, products can generally be sold at relatively high prices (compared to traditional retail) because the product's usefulness and value can be established through demonstration. The higher price of an infomercial product actually pays for the higher selling costs associated with the purchase of media time.

Through our sales and marketing division, we will establish a relationship with several web site developers to establish a joint infomercial marketing venture for the BAFI(TM) product line and services. We intend to explore the advisability of establishing such an arrangement regarding future products, as well as the prospects of developing our own infomercial marketing program.

      5.    Independent Representative Network

A principal component of the BAFI(TM) marketing strategy involves distribution of our product line through major national and regional medical marketing networks. Our management, together with key senior consultants, has extensive contacts and relationships with independent representative firms throughout the United States. Ultimately, we intend to secure distribution contracts with 400 or more brokers, marketing consultants, and special instrument dealers (SID's) to spearhead our sales campaign in acceptable market areas in the United States. At such time as BAFI(TM) has achieved adequate market penetration in the initial markets, and as production, logistics, financing, and operational capabilities increase, we intend to expand our market representation and continue to expand in new markets.

We will allocate a substantial portion of our distribution network to advertising and promotion, including the production of 10 minute (and longer) infomercials, and web sites designed to promote viewership of the infomercial and product lines.

We have approached major medical supplies direct mail catalog houses, and other magazine supply catalog operators for representation and sales through such publications. We may choose to market through catalogs under a special brand name.

      6.    Advertising & Promotion

The primary objective of the our advertising and promotional endeavors is to establish the BAFI(TM) product line name and image as the top manufacturer of leading-edge and cost effective gas warning alert system products and services within the industry.

Our initial architecture for our advertising campaign is being built around the perceived cost advantages of the BAFI(TM) product lines' systems, including its applications and importance. The message will also seek to project the preparedness and peace of mind that comes from owning the product dedicated to their clinical and corporate liabilities.

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Concurrently, we are of the opinion that these same efforts will reinforce our wholesale program by increasing brand name awareness among chain and independent buyers. To accomplish these objectives, we will employ a variety of proven marketing communications techniques, to include but not be limited to, on-site demonstrations of the product, national and regional exhibits, regional and local institutional advertising, and co-op advertising and promotions.

COMPETITION

The BAFI(TM) product line constitutes unique warning devices. The audio and visual warning system enhances the safety and assurance of all portable pressurized gas delivery systems and continues to be compatible with all portable pressurized gas cylinders as a compliment to their existing paradigm.

We have identified two United States companies as potential competition in this market. However, neither company currently has a product for the pressurized gas tank market, nor have they been able to deliver the designed product they have claimed in an expired patent. Therefore, we believe there are currently no competitors and that the market is wide open.

BAFI(TM) PRODUCT LINE PATENTS AND TRADEMARKS

We were notified by the US Patents and Trademarks Office that the patent was issued on 10/24/2000 (Patent Number 6,137,417) and that the examiner had approved all 20 claims. A second patent has been filed and approved. The name BAFI(TM) has been trademarked.

The patent search revealed that there are no similar devices like BAFI(TM) for portable oxygen gas cylinders. We are not aware of similar devices in the marketplace.

PRODUCT LIABILITY

Beginning with the design phase of product development, we have incorporated preventive measures aimed at reducing our potential exposure to liability risk. Our product development and manufacturing program includes high product reliability standards meant to result in high mean times between failures
(MTBF). We plan to achieve a high MTBF factor by pursuing strict quality control procedures and by holding its manufacturing partners to such high standards by written contract. By designing and manufacturing a reliable, high quality product, we will minimize, but not eliminate, the possibility and occurrence of defective products.

The manufacturing and marketing of our products, incorporating new and unproved technology, has inherent risk. No one can be sure how each product will operate over time and under various conditions of actual use. Even if the products are successfully manufactured and marketed, the occurrence of warranty or product liability, or retraction of market acceptance due to product failure or failure of the product to meet expectations could prevent us from ever becoming profitable. Development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications, and in some cases such development cannot be accomplished. In the opinion of our management, the products, and services, as designed, have many positive attributes, but such attributes must be balanced against limited field operating experience and unknown technological changes.

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GOVERNMENT REGULATION

MEDICAL DEVICE APPROVAL PROCESS. Medical devices are regulated by the Food and Drug Administration ("FDA") according to their classification. The FDA classifies a medical device into one of three categories based on the device's risk and what is known about the device. The three categories are as follows:

      o Class I devices are generally lower risk products for which sufficient information exists establishing that general regulatory controls provide reasonable assurance of safety and effectiveness. Most class I devices are exempt from the requirement for pre-market notification under section 510(k) of the Federal Food, Drug, and Cosmetic Act. FDA clearance of a pre-market notification is necessary prior to marketing a non-exempt class I device in the United States.
      o Class II devices are devices for which general regulatory controls are insufficient to provide a reasonable assurance of safety and effectiveness and for which there is sufficient information to establish special controls, such as guidance documents or performance standards, to provide a reasonable assurance of safety and effectiveness. A 510(k) clearance is necessary prior to marketing a non-exempt class II device in the United States.
      o Class III devices are devices for which there is insufficient information demonstrating that general and special controls will provide a reasonable assurance of safety and effectiveness and which are life-sustaining, life-supporting or implantable devices, or devices posing substantial risk. Unless a device is a preamendments device that is not subject to a regulation requiring a Premarket Approval ("PMA"), the FDA generally must approve a PMA prior to the marketing of a class III device in the United States.

Our BAFI(TM) product line and Secure Balance(TM) are "Class-II" devices.

LABELING AND ADVERTISING. The nature of marketing claims that the FDA will permit us to make in the labeling and advertising of our medical devices will be limited to those specified in our FDA 510(k)s. Should we make claims exceeding those that are warranted, such claims will constitute a violation of the Federal Food, Drug, and Cosmetics Act. Violations of the Federal Food, Drug, and Cosmetics Act, Public Health Service Act, or regulatory requirements at any time during the product development process, approval process, or after approval may result in agency enforcement actions, including voluntary or mandatory recall, license suspension or revocation, 510(k) withdrawal, seizure of products, fines, injunctions and/or civil or criminal penalties. Any agency enforcement action could have a material adverse effect on us. The advertising of our products will also be subject to regulation by the Federal Trade Commission, under the FTC Act. The FTC Act prohibits unfair methods of competition and unfair or deceptive acts in or affecting commerce. Violations of the FTC Act, such as failure to have substantiation for product claims, would subject us to a variety of enforcement actions, including compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, and restitution. Violations of FTC enforcement orders can result in substantial fines or other penalties.

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FOREIGN REGULATION. Outside the United States, our ability to market our products will also depend on receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all of the risks associated with FDA procedures described above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country.

INTELLECTUAL PROPERTY

Patents, trademarks and trade secrets are essential to the profitability of our products, and our company policy is to pursue intellectual property protection aggressively for all our products. We have 2 patents for our BAFI(TM) product line. We have a total of 4 trademarks for our products. A summary of the patents and trademarks is provided in the following table:

TRADEMARKS

1. Mark      OXYALERT (Block letters)

Ser./App. No. 78-609846

Int'l Class 9 - Electrical and Scientific Apparatus Goods/Services

ELECTRONIC MONITORING AND ALARM SYSTEMS FOR PRESSURE LEVELS IN GAS CYLINDERS

Filing date: April 15, 2005

2. Mark      GASALERT (Block letters)

Ser./App. No. 78-609809

Int'l Class 9 - Electrical and Scientific Apparatus Goods/Services

ELECTRONIC MONITORING AND ALARM SYSTEMS FOR PRESSURE LEVELS IN GAS CYLINDERS

Filing Date: April 15, 2005

3. Mark      SECURE BALANCE (Block letters)

Ser./App. No. 78-570158

Int'l Class 10 - Medical Apparatus Goods/Services

MEDICAL DIAGNOSTIC EQUIPMENT FOR VESTIBULAR FUNCTION TESTING AND DYNAMIC POSTUROGRAPHY AND RELATED SOFTWARE SOLD AS A UNIT, AND INSTALLATION AND TRAINING IN THE USE THEREOF

Filing date: February 17, 2005

4. Mark      BAFI

Ser./App. No. 75-873947

Registration No. 2406214

Int'l Class 9 - Electrical and Scientific Apparatus Goods/Services

ELECTRONIC MONITORING AND ALARM SYSTEMS FOR PRESSURE LEVELS IN GAS CYLINDERS

Filing date: December 18, 1999

Registration date: November 21, 2000

UNITED STATES PATENTS                 Patent No. 6,137,417
Date issued:  October 24, 2000
Date expires:  May 24, 2019

ABSTRACT
A warning device configured for removable mounting in combination with a high pressure gas cylinder and a regulator used to regulate the high pressure gas supplied by the cylinder. The device compression mounts between the regulator and tank outlet on conventional portable oxygen and gas supply systems using a specially configured manifold. The device features one or a combination of alarms, from a group including audio, visual, electronic and remotely transmitted alarms. These alarms are activated by a pressure switch monitoring the remaining supply in the gas cylinder through a conduit in the manifold. The alarm signal from the device alerts the user, or a third party monitoring the user, of current tank pressure or will sound an alarm when remaining high pressure gas inside the gas cylinder drops below a predetermined level.

Patent No. 6,326,896 B1
Date issued: December 4, 2001
Date expires:  October 24, 2020

ABSTRACT

A warning device configured for removable mounting in combination with a high pressure gas cylinder and a regulator used to regulate the high pressure gas supplied by the cylinder. The device compression mounts between the regulator and tank outlet on conventional portable oxygen and gas supply systems using a specially configured manifold. The device features one or a combination of alarms, from a group including audio, visual, electronic and remotely transmitted alarms. These alarms are activated by a pressure switch monitoring the remaining supply in the gas cylinder through a conduit in the manifold. The alarm signal from the device alerts the user, or a third party monitoring the user, of current tank pressure or will sound an alarm when remaining high pressure gas inside the gas cylinder drops below a predetermined level.

A U.S. Provisional Patent, #60/780980, has been issued for Oxyview. Additionally, a U.S. formal patent application has been submitted along with formal applications to the Peoples Republic of China, Japan and Europe. We also have U.S. trademarks pending for both Oxyview and Pure Produce.

MANUFACTURING

We do not manufacture our products in-house. We have or will have contracts for the manufacture of our products (depending on the product).

EMPLOYEES

We have no employees. Our company is basically a holding company (formed in Georgia) that owns or has rights to certain proprietary products and operates our business through another company with our same name, Ingen Technologies, Inc., a Nevada company. As of May 31, 2004, Ingen Technologies, Inc., the Nevada company, has one full time employee, Mr. Scott R. Sand, our CEO, Founder and Chairman. Mr. Sand is due a monthly draw; when paid, the company does not withhold taxes from his draw. Our Secure Balance systems (the equipment) are sold to us for re-sale on a "private label" basis, we have no part in the design or manufacture of the systems. We hire sales reps to sell Secure Balance. These reps are paid on a contractual basis and are not technically our employees. We will out-source the manufacturing of our OxyAlert and GasAlert products and will sell these products utilizing a distribution network that will not include the use of company employees.

HISTORY

Our company was incorporated under the laws of the state of Georgia in 1995 under the name Classic Restaurants International, Inc. We changed our name in 1998 to Creative Recycling Technologies, Inc. Our business plan changed from the restaurant business to recycling along with our name change. We had little business activity and no sales. Our business was dormant from the late 1990's into the first calendar quarter of 2004.

In March of 2004, we merged with (purchased all the stock of) a Nevada company, Ingen Technologies, Inc. Ingen Technologies, Inc. survived as a Nevada company for the sole purpose of operating our new business. However, we remained a Georgia company, with completely new management and an active business plan in the medical devices industry (operated by the Nevada company with the same name). Shortly thereafter, we changed our name to Ingen Technologies, Inc.

Ingen Technologies, Inc., the Nevada company, was founded by Scott R. Sand in 1999. Upon the merger with our Georgia company, Mr. Sand came on board as Chief Executive Officer and Chairman of the Board of Directors, positions he maintains today. Mr. Sand owns a portion of our outstanding common shares (13 million shares; 14.89% of the approximately 87 million common shares outstanding after our merger).

Prior to the merger in March of 2004, Mr. Sand financed the research and development of our product lines and operation of the business within Ingen Technologies, Inc, of Nevada. From its inception in 1999 up through and into our fiscal year 2004, Mr. Sand supplied cash loans of $72,000 and deferred management compensation of $306,000. Mr. Jeffrey Gleckman, our other preferred shareholder, contributed approximately $300,000 to the company (in exchange for his preferred shares issued in fiscal year 2005).

PROPERTIES

We do not own real property. We rent, on an oral month-to-month basis, a portion of Scott R. Sand's personal residence as an office for Mr. Sand and for storage space. The rental on this facility is $1400 per month for about 1200 square feet of office and storage space. We anticipate leasing a second office space in fiscal year 2005.

LEGAL PROCEEDINGS

We are not currently a party to any material pending litigation or other material legal proceeding. We may from time to time become a party to legal proceedings arising in the ordinary course of our business.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS MARKET INFORMATION

Our common stock trades on the "Pink Sheets." The following table was supplied to us by Pink Sheets management and sets forth the high and low prices for our common stock as reported from June of 2003 to May 31 of 2004 (our last two fiscal years). The quotations reflect inter-dealer prices and may not reflect adjustments for retail markups, markdowns, or commissions and may not reflect actual transactions.

      TRADING INFORMATION AS REPORTED BY THE NATIONAL ASSOCIATION OF SECURITIES DEALERS COMPOSITE FEED OR OTHER QUALIFIED INTER-DEALER QUOTATION MEDIUM. THE PRIMARY STOCK MARKET LISTING IS NOTED.

      ISSUE: INGEN TECHNOLOGIES, INC. ( GA. ) COMMON
      ( FORMERLY: CREATIVE RECYCLING TECHNOLOGIES, INC. )
      --------------------------------------------------------------------------

      NON-NASDAQ OTC:

      BID QUOTATIONS

                                                   CLOSING BID
      2002                           HIGH                           LOW
      ----                         ---------------------------------------

      JUNE 3
      THRU                          $.003                          $.003
      AUG. 30

      SEPT. 3
      THRU                          $.003                          $.002
      NOV. 29

      DEC. 2
      THRU                          $.002                          $.001
      FEB. 28, 2003

      2003

      MAR. 3
      THRU                          $.002                          $.002
      MAY 30

      JUNE 2
      THRU                          $.008                          $.002
      AUG. 29

      SEPT. 2
      THRU                          $.005                          $.005
      NOV. 28

      DEC. 1
      THRU                          $.285                          $.005
      FEB. 27, 2004

      2004

      MAR. 1
      THRU May 28                    $.27                           $.06

On May 31, 2004, there were approximately 455 stockholders of record of our common stock. This number does not include beneficial owners of the common stock whose shares may be held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

We did not pay dividends during our fiscal year 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS

THE DISCUSSION IN THIS SECTION CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR OUR FUTURE PERFORMANCE. WORDS SUCH AS "ANTICIPATES," "BELIEVES," "EXPECTS," "INTENDS," "FUTURE," "MAY" AND SIMILAR EXPRESSIONS OR VARIATIONS OF SUCH WORDS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE ONLY MEANS OF IDENTIFYING FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS IDENTIFIED IN THIS REPORT, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "BUSINESS RISKS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

We are a medical device manufacturer and service provider for medical and consumer markets both domestic and (planned for) abroad. We have three products, one of which has had sales in the last fiscal year (Secure Balance). The others are oxygen and gas monitoring safety devices that we have developed over the last few years and expect to begin selling in calendar year 2006.

We had sales revenues of $901,542 in 2004 and no sales in fiscal year 2003. We expect sales to continue for our current fiscal year and beyond as we build our Secure Balance brand recognition in the market and intensify our efforts for market penetration.

We have had significant losses since inception. Our net loss in fiscal year 2004 was $951,101 and in 2003 was $537,863. We anticipate that we will incur substantial additional operating losses in our fiscal year 2005 as we continue our research and development of our BAFI(TM) product line and continue to seek an increase in Secure Balance sales. As of May 31, 2004, we had an accumulated deficit of approximately $6,258,136. We expect to narrow the amount of increase in our accumulated deficit in 2005.

Our reverse merger was completed in March of 2004. We issued new shares of common stock to those incoming shareholders from Ingen Technologies, Inc. of Nevada. After the merger (as finally calculated in June of 2004; after the close of our 2004 fiscal year), there were 87,332,593 common shares outstanding. The Nevada company remains in existence as our wholly owned subsidiary and as previously mentioned, we operate our businesses through the Nevada "Ingen" (meaning our operations banking accounts and federal EIN numbers are held by our Nevada subsidiary). For accounting purposes, our audited financial statements are consolidated and represent the results of both our Georgia and Nevada companies of the same name.

Our business plan for the next twelve months is to continue our efforts to increase the market share Secure Balance and to continue development of our BAFI(TM) product line.

CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are disclosed in Note 2 to our consolidated financial statements. Certain of our policies require the application of management judgment in making estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes. Those estimates and assumptions are based on historical experience and various other factors deemed to be applicable and reasonable under the circumstances. The use of judgment in determining such estimates and assumptions is by nature, subject to a degree of uncertainty. Accordingly, actual results could differ from the estimates made. Our significant accounting policies include:

ALLOCATION OF COSTS

We allocate certain indirect costs associated with support activities such as the rent and utilities for facilities. These costs are allocated between research and development expense and general and administrative expense based on headcount and/or square footage.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as "special purpose entities" (SPEs).

RESULTS OF OPERATIONS

We had $901,542 in sales and $491,033 cost of sales in fiscal year 2004. We had no sales in fiscal year 2003 and operating expenses of $148,415. Our research and development costs for our BAFI(TM) product line will continue to take precedence into fiscal year 2005. Taking into account amortization of intangible assets ($9964 in 2004), our operating loss was $937,943. We expect our operating costs to diminish in fiscal year 2005 as we scale down our BAFI(TM) research and development costs.

We have not generated profits to date and therefore have not paid any federal income taxes since inception. We paid $800 minimum franchise tax in California in 2004. As of May 31, 2004, our federal tax net operating loss carryforward was $1,099,516, which will begin to expire in 2019, if not utilized. Our ability to utilize our net operating loss and tax credit carryforwards may become subject to limitation in the event of a change in ownership.

LIQUIDITY AND CAPITAL RESOURCES

We financed our operations in fiscal year 2004 through $901,542 of sales of Secure Balance. In years past, prior to the commencement of Secure Balance sales, we relied on loans and deferments from our CEO and Chairman Scott R. Sand and the aforementioned approximate $300,000 investment of Mr. Gleckman. From June 10, 1999 to March 31, 2004, Mr. Sand provided "Ingen Nevada," and then "Ingen Georgia" (after our reverse merger; for a short period of time) with a total of $72,000 in cash loans and $360,000 in deferred executive compensation. Mr. Sand drew $54,000 in compensation over this time period. We repaid Mr. Sand $33,649 in 2004.

Our future cash requirements will depend on many factors, including finishing our research and development programs for our BAFI(TM) product line (largely completed), the costs involved in filing, prosecuting and enforcing patents, competing technological and market developments and the cost of product commercialization, as well as our ongoing Secure Balance sales effort. We do not expect to generate a positive cash flow from operations at least until the commercial launch of our BAFI(TM) product line (planned for calendar year 2006) and possibly later given the expected cost of commercializing our products. We intend to seek additional funding through public or private financing transactions. Successful future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development and market acceptance for our products. See "Business Risks" below.

TRENDS THAT MAY IMPACT OUR LIQUIDITY

POSITIVE TRENDS:

The United States has an increasingly elderly population. Our Secure Balance and BAFI(TM) product line (except GasAlert which targets the entire adult population) are made to meet some of the challenges and circumstances experienced by our senior citizens. As a result, we expect our sales to increase in time in reflection of this positive trend. Management also believes that our products provide increasing protection in relation to medical malpractice issues. Use of our Secure Balance system and OxyAlert products enhance the safety of patients, and therefore, we believe, lessen the chances of medical malpractice exposure to our physician clients.

We have been developing our BAFI(TM) product line since 1999. Now, some 5 years later, we still have not identified competition in the marketplace for our BAFI(TM) product line. The lack of competition is expected to enhance our planned marketing campaign.

We believe that Secure Balance is now among the leaders in the balance and fall prevention industry. We expect to be able to capitalize on this notoriety and increase our Secure Balance sales in fiscal year 2005 and beyond.

NEGATIVE TRENDS:

Our product sales are impacted by Medicare, and are Medicare dependent. Adverse economic conditions, federal budgetary concerns and politics can affect Medicare regulations and could negatively impact our product sales.

SEASONAL ASPECTS THAT EFFECT MAY IMPACT OUR MEDICAL MARKET

Traditionally, the medical market experiences an economic decrease in purchasing during the summer months. Peak months are usually October through February, followed by a decrease from March to May. This is the common "bell curve" that has been consistent for several decades and will affect our sales during the course of a year.

OUR SECURE BALANCE LEASING AND FINANCING PROGRAMS

Our Secure Balance Leasing and Financing Programs are offered to allow our physician and medical facility clients a variety of affordable leasing and financing options. Our financing option includes a 90 deferral program, giving clients a chance to earn revenues from Secure Balance before payments are due. Please see our website to see the particulars of these financing options.

NEW EMPLOYEES

We do note anticipate hiring employees over the next twelve months.

BUSINESS RISKS

The following is a summary of the many risks and uncertainties we face in our business. You should carefully read these risks and uncertainties as well as the other information in this report in evaluating our business and its prospects.

WE HAVE A HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE.

We have experienced significant operating losses in each period since our inception. As of May 31, 2004, we have incurred total accumulated losses of $6,258,136. We expect these losses to continue and it is uncertain when, if ever, we will become profitable. These losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with operations. We expect to incur increasing operating losses in the future as a result of expenses associated with research and product development as well as general and administrative costs. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR GROWTH, AND RAISING SUCH CAPITAL WILL LIKELY CAUSE SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS. IF ADDITIONAL CAPITAL IS NOT AVAILABLE, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

Our current plans indicate we will need significant additional capital for research and development and market penetration before we have any anticipated revenue generated from our BAFI(TM) product line. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

o the extent to which we enter into licensing arrangements, collaborations or joint ventures;
o     our progress with research and development;
o     the costs and timing of obtaining new patent rights (if any);
o     cost of continuing operations and sales;
o     the extent to which we acquire or license other technologies; and
o regulatory changes and competition and technological developments in the market.

We will be relying on future securities sales to enable us to grow and reach profitability. There is no guarantee we will be able to sell our securities.

WE HAVE RELIED ON CAPITAL CONTRIBUTED BY RELATED PARTIES, AND SUCH CAPITAL MAY NOT BE AVAILABLE IN THE FUTURE.

We have relied on loans and compensation deferrals from our CEO and Chairman, Scott R. Sand, and investment from Jeffrey Gleckman, to sustain us from 1999 into fiscal year 2004. Although we have paid some of these loans from Mr. Sand back, we may be unable to repay the remainder as planned and may have to look again to Mr. Sand for assistance in financing if our securities sales don't go as planned. There is no guarantee that Mr. Sand will have financial resources available to assist in our funding.

OUR PRODUCTS MAY NOT BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED, WHICH WOULD HARM US AND FORCE US TO CURTAIL OR CEASE OPERATIONS.

We are a relatively new company and our BAFI(TM) product line in particular is still in the late stages of development (we still need manufacturing prototypes). These products, once marketing commences, may not be successfully developed or commercialized on a timely basis, or at all. If we are unable, for technological or other reasons, to complete the development, introduction or scale-up of manufacturing of these products or other potential products, or if our products do not achieve a significant level of market acceptance, we would be forced to curtail or cease operations. Even if we develop our products for commercial use, we may not be able to develop products that:

o     are accepted by, and marketed successfully to, the medical marketplace;
o     are safe and effective;
o     are protected from competition by others;
o     do not infringe the intellectual property rights of others;
o are developed prior to the successful marketing of similar products by competitors; or
o     can be manufactured in sufficient quantities or at a reasonable cost.

WE MAY NOT BE ABLE TO FORM AND MAINTAIN THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES, AND IF WE CANNOT DO SO, OUR ABILITY TO DEVELOP PRODUCTS AND REVENUE WILL SUFFER.

We must form research collaborations and licensing arrangements with several partners at the same time to operate our business successfully. To succeed, we will have to maintain our existing relationships and establish additional collaborations. We cannot be sure that we will be able to establish any additional research collaborations or licensing arrangements necessary to develop and commercialize products using our technology or that we can do so on terms favorable to us. If our collaborations are not successful or we are not able to manage multiple collaborations successfully, our programs may suffer.

Collaborative agreements generally pose the following risks:

o collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;
o collaborators may delay clinical trials, under-fund a clinical trial program, stop a clinical trial or abandon a product, repeat or conduct new clinical trials or require a new formulation of a product for clinical testing;
o collaborators could independently develop, or develop with third parties, products that could compete with our future products;
o the terms of our agreements with our current or future collaborators may not be favorable to us;
o a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of our products, limiting our potential revenues from the commercialization of a product;
o disputes may arise delaying or terminating the research, development or commercialization of our products, or result in significant litigation or arbitration; and
o collaborations may be terminated and, if terminated, we would experience increased capital requirements if we elected to pursue further development of the product.

SECURE BALANCE IS A PRIVATE LABEL PRODUCT THAT IS NOT EXCLUSIVE TO US.

We provide education, training and services related to the SportKat product lines that all constitute what we call "Secure Balance." However, the devices themselves are provided to us on a non-exclusive basis, meaning that other companies are marketing the same devices under other names (or using the SportKat name). Only time will tell if the non-exclusive nature of the provision of the devices themselves to us negatively impacts our ability to capture a meaningful market share. If our sales of Secure Balance suffer because of this non-exclusive relationship, our financial prospects and operational results will be negatively impacted.

ALTHOUGH WE DO NOT HAVE DIRECT COMPETITION IN RELATION TO OUR BAFI(TM) PRODUCT LINE, WE EXPECT IT IN THE FUTURE.

Although we are unaware of any current competition for our BAFI(TM) product line, we expect competition to develop after we begin marketing our products. It is unknown at this time what impact any such competition could have on us. However, we are a "going concern" enterprise and it is certainly foreseeable that more than one competitor could emerge that is much stronger financially than we are and/or could already have significant marketing relationships for other medical devices.

WE DO NOT HAVE INTERNATIONAL PATENTS.

Although we have stated that we intend to apply for international patents for our BAFI(TM) product line, we have not as yet done so. We do not know when, and if, we will apply for such patents. If we do not apply for these patents, or if there are delays in obtaining the patents, or if we are unable to obtain the patents, we may not be able to adequately protect our technologies in foreign markets.

IF WE ARE UNABLE TO PROTECT EFFECTIVELY OUR INTELLECTUAL PROPERTY, THIRD PARTIES MAY USE OUR TECHNOLOGY, WHICH COULD IMPAIR OUR ABILITY TO COMPETE IN OUR MARKETS.

Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. The patents we currently own, may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or unenforceable. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Competitors might develop products similar to ours that do not infringe on our patents. In order to protect or enforce our patent rights, we may initiate interference proceedings, oppositions, or patent litigation against third parties, such as infringement suits. These lawsuits could be expensive, take significant time and divert management's attention from other business concerns. The patent position of medical firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years. We cannot guarantee that our management and others associated with us will not improperly use our patents, trademarks and trade secrets. Further, others may gain access to our trade secrets or independently develop substantially equivalent proprietary information and techniques.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

We may be sued for infringing on the patent rights or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license may not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our anticipated products, which could have a material adverse effect on our business, financial condition and results of operations.

IF WE LOSE OUR KEY MANAGEMENT PERSONNEL, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS WOULD SUFFER.

Our performance is substantially dependent on the performance of our current senior management, Board of Directors and key scientific and technical personnel and advisers. The loss of the services of any member of our senior management, in particular Mr. Sand, our CEO and Chairman, Board of Directors, scientific or technical staff or advisory board may significantly delay or prevent the achievement of product development and other business objectives and could have a material adverse effect on our business, operating results and financial condition.

WE HAVE NO COMMERCIAL PRODUCTION CAPABILITY YET FOR OUR BAFI(TM) PRODUCT LINE AND WE MAY ENCOUNTER PRODUCTION PROBLEMS OR DELAYS, WHICH COULD RESULT IN LOWER REVENUE.

To date, we have not produced a BAFI(TM) product line product for sale. Customers for any potential products and regulatory agencies will require that we comply with current good manufacturing practices that we may not be able to meet. We may not be able to maintain acceptable quality standards if we ramp up production. To achieve anticipated customer demand levels, we will need to scale-up our production capability and maintain adequate levels of inventory. We may not be able to produce sufficient quantities to meet market demand. If we cannot achieve the required level and quality of production, we may need to outsource production or rely on licensing and other arrangements with third parties. This reliance could reduce our gross margins and expose us to the risks inherent in relying on others. We may not be able to successfully outsource our production or enter into licensing or other arrangements under acceptable terms with these third parties, which could adversely affect our business.

WE HAVE NO MARKETING OR SALES STAFF, AND IF WE ARE UNABLE TO ENTER INTO COLLABORATIONS WITH MARKETING PARTNERS OR IF WE ARE UNABLE TO DEVELOP OUR OWN SALES AND MARKETING CAPABILITY, WE MAY NOT BE SUCCESSFUL IN COMMERCIALIZING OUR PRODUCTS.

We currently have no sales, marketing or distribution capability. As a result, we will depend on collaborations with third parties that have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little or no control.

If we are unable to reach and maintain agreement with one or more distribution entities or collaborators under acceptable terms, we may be required to market our products directly (direct marketing is one component of our marketing strategy). We may elect to establish our own specialized sales force and marketing organization to market our products. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay a product launch. We may not be able to develop this capacity, which would make us unable to commercialize our products.

IF WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND HAVE NOT OBTAINED ADEQUATE INSURANCE TO PROTECT AGAINST THESE CLAIMS, OUR FINANCIAL CONDITION WOULD SUFFER.

If we are able to launch commercially our BAFI(TM) product line, we will face exposure to product liability claims. We have exposure selling Secure Balance(TM). We have limited product liability insurance coverage, but there is no guarantee that it is adequate coverage. There is also a risk that third parties for which we have agreed to indemnify could incur liability. We cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we obtain may not be adequate to protect us from all liabilities. We may not have sufficient resources to pay for any liabilities resulting from a claim beyond the limit of, or excluded from, our insurance coverage.

A SUBSTANTIAL NUMBER OF SHARES WE HAVE ISSUED IN EXEMPT TRANSACTIONS ARE, OR ARE BEING MADE, AVAILABLE FOR SALE ON THE OPEN MARKET. THE RESALE OF THESE SECURITIES MIGHT ADVERSELY AFFECT OUR STOCK PRICE.

Most of our common shares have been held by our shareholders for periods of one or two years or longer. Some of these shares have had restrictions lifted. We will undoubtedly have unrestricted shares issued in the future. There is no way to control the sale of these shares on the secondary market (we trade on the Pink Sheets and plan to go to the OTC BB in the near future). The resale of these unrestricted shares might adversely affect our stock price.

OUR STOCK IS THINLY TRADED, WHICH CAN LEAD TO PRICE VOLATILITY AND DIFFICULTY LIQUIDATING YOUR INVESTMENT.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. In addition, during the last two fiscal years, our common stock has traded as low as .001 and as high as .285. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including:

o actual or anticipated variations in quarterly and annual operating results;
o     announcements of technological innovations by us or our competitors;
o     developments or disputes concerning patent or proprietary rights; and
o     general market perception of medical device and provider companies.

IF THE OWNERSHIP OF OUR COMMON STOCK CONTINUES TO BE SOMEWHAT CONCENTRATED, IT MAY PREVENT YOU AND OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY RESULT IN CONFLICTS OF INTEREST THAT COULD CAUSE OUR STOCK PRICE TO DECLINE.

As of May 31, 2004, our executive officers, directors and their affiliates beneficially own or control approximately 20% of the outstanding shares of our common stock. Accordingly, our current executive officers, directors and their affiliates will have some control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE, AND THE TERMS OF THE PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

We are authorized to issue up to 40,000,000 shares of preferred stock in one or more series. Our Board of Directors will be able to determine the terms of preferred stock without further action by our stockholders. If we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

WE HAVE NOT, AND CURRENTLY DO NOT ANTICIPATE, PAYING DIVIDENDS ON OUR COMMON STOCK.

We have never paid any dividends on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and the expansion of our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH
SECTION 16(A) OF THE EXCHANGE ACT DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages as of management, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes as much of his working time to our business as is required.

      NAME                    AGE       POSITION HELD AND TENURE
      ----                    ---       ------------------------

      Scott R. Sand           45        Chairman, Chief Executive Officer and
                                            Director

      Thomas J. Neavitt       73        Secretary and Chief Financial Officer

      KHOO Yong Sin           40        Director

      Christopher A. Wirth    49        Director

      Curt A. Miedema         47        Director

SIGNIFICANT EMPLOYEES

None.

OUR OFFICERS AND DIRECTORS:

SCOTT SAND, CEO & CHAIRMAN: Scott Sand has a diversity of experience in the health care industry both domestic and abroad which spans more than 25 years. His contributions and accomplishments have been published in the Los Angeles Times and the Sacramento Tribune. He has been the recipient of recognition awards by high honored factions such as the United States Congress and the State Assembly, receiving the highest Commendation in the County of Los Angeles for his contributions to health care. Mr. Sand served as the CEO of Medcentrex, Inc. for 10 years in the 1990's, a medical service provider to more than 600 physicians nationwide. He served as the Director of Sales & Marketing for Eye Dynamics, Inc. for 7 years, a public company and manufacture of Video ENG systems; assisting in their technology upgrades and design for VNG and increasing their sales each quarter during that time. He resigned from Eye Dynamics, Inc. to accept the full-time position as CEO & Chairman of Ingen Technologies, Inc. in 2004. Mr. Sand received a Bachelor of Science Degree in Computer Science from California State University and a MBA from California State University.

THOMAS J. NEAVITT, SECRETARY AND CHAIRMAN: Thomas J. Neavitt has held a variety of executive level positions for product and service based corporations over the last 40 years. Mr. Neavitt's experience includes finance, marketing, business development, sales, and collections. Additionally, Mr. Neavitt has experience in real estate as both a broker and developer. Mr. Neavitt served in the U.S. Navy. Mr. Neavitt left the Navy and became President and CEO of Penn-Akron Corporation and its wholly owned subsidiary Eagle Lock Corporation. He was instrumental in the successful acquisition of this company. Mr. Neavitt also served as President of TR-3 Chemical Corporation for nearly 20 years who sold products throughout the U.S. and some foreign countries. Tom now serves as a consultant to various corporations throughout the country. Mr. Neavitt has been President of AmTech Corporation, which manufactures stabilizing systems, for the past 4 years.

KHOO YONG SIN, DIRECTOR: KHOO Yong Sin lives in Singapore. He worked as an engineer for 11 years and a further 4 years in managing a portfolio of business assets. He has extensive experience as a logistics systems engineer in the military and retail engineering with the oil major, Shell. In addition, he has significant experience in the area of mergers & acquisitions. In 1984, he was awarded a scholarship by the Singapore government to pursue electrical engineering at the University of Queensland, Australia. In the area of information technology, he was responsible for managing Shell Singapore's y2k project for the marketing function. Another IT pioneering effort was the use of artificial intelligence to develop diagnostic tools for maintenance support for the Army's radar systems. His current business interests are focused in the areas of biomedical and environmental technologies. He has a Bachelor's Degree in Electrical Engineering from the University of Queensland.

CHRISTOPHER A. WIRTH, DIRECTOR: Christopher A. Wirth has over 20 years of business consulting, finance, construction and real estate development experience. He brings a working knowledge of finance and the mechanics of syndication's, construction planning and startup business expansion skills. Mr. Wirth has knowledge and experience in SEC, HUD, SBA, USDA, banking and businesses. He attended San Bernardino Valley College and takes continuing education courses. He continues to consult to environmental and renewable energy firms, and has worked as a HUD YouthBuild construction instructor. Mr. Wirth has previous medical background training through his service in the U.S. Navy, from 1973 to 1977, as a Hospital Corpsman. Mr. Wirth has been a director and spokes person for AgriHouse an urban agricultural technology company, since 2000.

CURT A. MIEDEMA, DIRECTOR. For the last 5 years, Mr. Miedema has been self-employed with his own investment company called Miedema Investments. Mr. Miedema graduated from Unity Christian High School in 1975 and attended Davenport College for 1 year thereafter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers, directors and persons who own more than 10% of a class of the our securities registered under Section 12(g) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. We have not filed periodic reporting with the SEC since 1998. We have not received such forms from any such person, however, we expect to receive them within a short period of time after the filing of this Form 10-KSB on EDGAR and intend to file a Form 8-K to notify the public as to when such forms were received.

AUDIT COMMITTEE

We do not have an Audit Committee and are not required to have one under Section 302 of Sarbanes-Oxley. Our financial matters and relationship with our independent auditors is over-seen by our two officers, the CEO and Secretary-CFO.

AUDIT COMMITTEE FINANCIAL EXPERT

We do not have an audit committee and therefore do not have an audit committee financial expert.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Our Directors are paid $500 for each Directors meeting that is actually held (as opposed to actions taken by our Board of Directors by Resolution and Waiver of Notice and Consent to Action Taken at a special Board of Directors' meeting). Our Directors were not paid fees in fiscal year 2004.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the annual and other compensation paid by our company to Scott R. Sand, the only member of our management paid monthly compensation since our merger in March of 2004.

                            Summary Compensation Table (1)
                            ------------------------------

                                                                                                  Long-Term
                                                                 Annual Compensation             Compensation
                                                                 -------------------             ------------
                                                                                                  Securities
   Name and Principal Position                   Year         Draw                Bonus        Underlying Options
   ---------------------------                   ----         ----                -----        ------------------
   Scott R. Sand, Chairman and Chief             2004          -0-                 -0-                -0-
       Executive Officer (2)                     2003          -0-                 -0-

(1) The columns for "Other Annual Compensation," "Restricted Stock Awards," "LTIP Payouts" and "All Other Compensation" have been omitted because there is no compensation required to be reported.
(2) We do not have a written employment agreement with Mr. Sand and he does not have any options or warrants to purchase our stock. There are no management incentive or bonus plans in place.

There were no options granted to executive officers or directors during fiscal year 2004. We do not have any stock appreciation rights plans in effect and we have no long-term incentive plans, as those terms are defined in SEC regulations. We have no defined benefit or actuarial plans covering any named executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED

STOCKHOLDER MATTERS

EQUITY COMPENSATION PLAN INFORMATION

We do not have any equity compensation plans in effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMMON SHARES

The following table sets forth certain information regarding the ownership of our common stock as of May 31, 2004, by: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

Please note that the total effect of our merger on March 15, 2004 on our capital structure was not finally calculated by the transfer agent until June of 2004 (after the end of our fiscal year). At that point in time, there were 87,332,593 common shares outstanding (the figure we've chosen to use as the basis for disclosing the number of shares owned and percent of class below).

       Name and Address of                  Number of Shares
       Beneficial Owner (1)              Beneficially Owned (2)   Percent of Class (2)
       --------------------              ----------------------   --------------------
       Scott R. Sand                           13,000,000                14.89%

       Thomas Neavitt                             750,000*               0.858%

       KHOO YONG SIN                              200,000*               0.229%

       Christopher A. Wirth                     1,200,000*               1.374%

       Curt A. Miedema                            850,000*               0.973%

       Christopher Evans                        1,500,000                1.718%

       All officers and directors as a
        group (6 in number)                    17,500,000               20.038%

* Less than one percent.

(1) The address for each beneficial owner, other than Hope Capital, Inc. is 35193 Avenue "A", Suite-C Yucaipa, California 92399.

(2) Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 87,332,593 shares outstanding in June of 2004, rather than the shares outstanding on May 31, 2004 (as explained in the sentence immediately preceding the table above), adjusted as required by rules promulgated by the Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of the end of our fiscal year (May 31, 2004), our CEO and Chairman, Scott R. Sand, was owed $276,181 by the company. These are amounts loaned to us or deferred compensation by Mr. Sand. There are no written loan agreements, promissory notes or debt obligations evidencing this debt and the terms of repayment to Mr. Sand. Annual interest of 6% is paid on the outstanding loan balance, which is due upon the availability of company funds, but no sooner than June 1, 2006. See the notes to the attached audited financial statements for information concerning the debt owed to Mr. Sand by the company.

Item 9.01. Financial Statements and Exhibits

The pro forma financial statements of the corporation after giving effect to the Agreement and Plan of Merger are attached hereto.

Exhibit No.     Document Description
-----------     --------------------

     2.1 Plan And Agreement of Merger Relating to the Merger of Ingen Technologies, Inc., a Nevada corporation with Creative Recycling Technologies, Inc., a Georgia corporation (Subsequently renamed Ingen Technologies, Inc.) dated March 15, 2004 (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005).

     3.1 Certificate of Incorporation filed with the Georgia Secretary of State, effective April 10, 1998; Articles of Incorporation of Creative Recycling Technologies, Inc. and other documents including merger agreement of Creative Recycling Technologies, Inc. and Classic Restaurants, Inc. (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005)

     3.2 Bylaws (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005).

     4.1 Specimen of Ingen Technologies, Inc. common stock certificate (incorporated by reference to registrant's Form 10-KSB filed November 7, 2005).

    10.1 Exclusive Licensing Agreements (BAFI patents) between Ingen Technologies, Inc. and Francis and Bettie McDermott, dated June 24, 1999. (incorporated by reference to registrant's Form 10-KSB Filed November 30, 2005)

    99.1 United States Patent Number 6,137,417, issued October 24, 2000 (incorporated by reference to registrant's Form 10-KSB filed on November 7, 2005).

    99.2 United States Patent Number 6,326,896, issued December 4, 2001 (incorporated by reference to registrant's Form 10-KSB filed on November 7, 2005).


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2007               Ingen Technologies, Inc.


                                       By: /s/ Scott R. Sand
                                          -------------------------------------
                                          Scott R. Sand
                                          Chief Executive Officer and Chairman

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and stockholders of Ingen Technologies, Inc.

We have audited the accompanying balance sheet of Ingen Technologies, Inc. as of May 31, 2003, and the related statements of operations, stockholders' deficit, and cash flows for the years ended May 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ingen Technologies, Inc. as of May 31, 2003, and the results of its operations, stockholders' deficit and its cash flows for the years ended May 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's operating losses and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in
Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
November 14, 2007


Ingen Technologies, Inc.
Balance Sheet


                                                                                   AS OF
        ASSETS                                                                  MAY 31, 2003
                                                                               --------------

Current assets
        Cash                                                                   $       18,729
                                                                               --------------
        Total current assets                                                           18,729

Property and equipment, net of $30,832
  of accumulated depreciation                                                          36,332

Other assets
        Patents, net of accumulated
          amortization of $7,870                                                       20,535
                                                                               --------------

        TOTAL ASSETS                                                           $       75,596
                                                                               ==============

        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
        Accrued interest - officer loan                                        $       18,000
        Loans from officer                                                            304,830
                                                                               --------------
        Total current liabilities                                                     322,830

Stockholders' deficit
        Common stock, par value $0.001
          15,000,000 shares authorized
          13,338,600 shares outstanding
          as of May 31, 2003                                                           13,339
        Paid-in capital                                                               808,662
        Accumulated deficit                                                        (1,069,235)
                                                                               --------------
        Total stockholders' deficit                                                  (247,234)
                                                                               --------------

        TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                            $       75,596
                                                                               ==============


                                             F-2

Ingen Technologies, Inc.
Statements of Operations


                                                                  FOR THE YEAR ENDED
                                                          MAY 31, 2002          MAY 31, 2003
                                                         --------------        --------------

Sales                                                    $       11,980        $            -

Cost of sales                                                         -                     -
                                                         --------------        --------------

Gross profit                                                     11,980                     -

Selling, general and administrative                             121,760               650,717
                                                         --------------        --------------

Operating loss                                                 (109,780)             (650,717)

Interest expense                                                  5,000                13,000
                                                         --------------        --------------

Net loss before income taxes                                   (114,780)             (663,717)

Provision for income taxes                                          800                   800
                                                         --------------        --------------

Net loss                                                 $     (115,580)       $     (664,517)
                                                         ==============        ==============

Basic and diluted net loss per share                     $        (0.01)       $        (0.06)
                                                         ==============        ==============

Weighted average number of common shares                      8,281,100            11,715,500


See Notes to Financial Statements


                                              F-3

Ingen Technologies, Inc.
Statements of Changes in Stockholders' Deficit


                                                     COMMON STOCK
                                                     ------------                 Paid-in        Accumulated
                                             SHARES                AMOUNT         CAPITAL          DEFICIT             TOTAL
                                           ----------             --------       ---------        ---------          ---------

Balance as of May 31, 2001                   8,288,600          $      8,289    $    296,712     $   (289,138)     $       15,863


Stock issued for services                       20,000                    20           9,980                               10,000


Net loss                                             -                     -               -         (115,580)           (115,580)
                                            ----------          ------------    ------------     ------------      --------------

Balance as of May 31, 2002                   8,308,600          $      8,309    $    306,692     $   (404,718)     $      (89,717)

Stock issued for services                    5,020,000                 5,020         496,980                              502,000

Stock issued for cash                           10,000                    10           4,990                                5,000

Net loss                                             -                     -               -         (664,517)           (664,517)
                                            ----------          ------------    ------------     ------------      --------------

Balance as of May 31, 2003                  13,338,600          $     13,339    $    808,662     $ (1,069,235)     $     (247,234)
                                            ==========          ============    ============     ============      ==============


See Notes to Financial Statements

                                                                F-4


Ingen Technologies, Inc.
Statement of Cash Flows


                                                                  FOR THE YEAR ENDED
                                                          MAY 31, 2002          MAY 31, 2003
                                                         --------------        --------------

Cash flow from operating activities
      Net loss                                           $     (115,580)       $     (664,517)
      Depreciation and amortization                               8,996                 7,505
      Accrued interest                                            5,000                13,000
      Expenses paid with stock                                   10,000               502,000
                                                         --------------        --------------
Net cash used in operating activities                           (91,584)             (142,012)

Cash flow from investing activities
      Purchase of property and equipment                              -               (23,543)
                                                         --------------        --------------
Net cash used in investing activities                                 -               (23,543)

Cash flow from financing activities
      Proceeds from officer loans                                89,389               181,316
      Proceeds from issuance of stock                                 -                 5,000
                                                         --------------        --------------
Net cash provided by financing activities                        89,389               186,316

Net cash increase (decrease)                                     (2,195)               20,761

Cash at beginning of year                                           163                (2,032)
                                                         --------------        --------------

Cash at end of year                                      $       (2,032)       $       18,729
                                                         ==============        ==============

Supplemental information
      Cash paid for taxes                                $          800        $          800
                                                         ==============        ==============

See Notes to Financial Statements

                                              F-5

Ingen Technologies, Inc.

Notes to Financial Statements

Note 1 - Nature of Business

Ingen Technologies, Inc. is a Nevada corporation and has been in business since 1999.

As of May 31, 2003, Ingen was developing its BAFI (TM) line of products. These are the world's first wireless digital low gas warning system for pressurized gas cylinders. These products include OxyView(TM), OxyAlert(TM)and GasAlert(TM). On October 24, 2000, the Company received a U.S. Patent for the BAFI (TM) with Patent No. 6,137,417. BAFI (TM), is an accurate and cost-effective, real-time pressurized gas warning system that will alert users when gas levels are approaching empty.

The BAFI (TM) line has multiple applications, inclusive but not limited to, the Medical Industry, Home Consumer, Residential Development Industry, Safety & Protection (fire and police), Aircraft Industry, and the Recreational Vehicle Industry. BAFI (TM) meets or exceeds regulatory compliance of this type of product and is completed and in production.

For the fiscal years ended May 31, 2002 and May 31, 2003, Ingen had not yet generated any sales of its BAFI (TM) line of products. The Company did have income from software sales in the year ended May 31, 2002.

Note 2 - Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of estimates: The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Cash Equivalents: For purposes of the statements of cash flows Ingen considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Property and Equipment Property and Equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-line method based on the following estimated useful lives of the assets: 3 to 5 years for computer, software and office equipment, and 5 to 7 years for furniture and fixtures.

Income Taxes: Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Net Loss Per Share: Basic net loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock are anti-dilutive for all periods presented.

NOTE 3 - GOING CONCERN

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, Ingen expects operating costs to continue to exceed funds generated from operations. As a result, Ingen expects to continue to incur operating losses and may not have sufficient funds to grow its business in the future. Ingen's management can give no assurance that it will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

To successfully grow its businesss, Ingen must decrease its cash burn rate, improve its cash position and begin generating revenues, and succeed in its ability to raise additional capital through a combination of primarily public or private equity offerings or strategic alliances. Ingen also depends on certain contractors, and its sole employee, the CEO, and the loss of any of those contractors or the employee, may harm Ingen's business.

Ingen incurred losses of $115,580 and $664,517 for the years ended May 31, 2002 and 2003, and, as of May 31, 2003, had an accumulated deficit of $1,069,235.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment is summarized as follow:

                                                         As of May 31,
                                                 -----------------------------
                                                     2002             2003
                                                 ------------     ------------
Furniture & Fixture                              $     10,027     $     10,027
Machinery & Equipment                                     721           24,264
Dies & Tooling                                         24,000           24,000
Leasehold Improvements                                  8,873            8,873
                                                 ------------     ------------
                                                       43,621           67,164
Less accumulated depreciation                         (25,424)         (30,832)
                                                 ------------     ------------

Property and Equipment, net                      $     18,197     $     36,332
                                                 ============     ============

NOTE 5 - INCOME TAXES

Provision for income tax for the years ended May 31, 2002 and 2003 consisted of $800 minimum California state franchise tax per year.

As of May 31, 2003, Ingen has net operating loss carryforwards, approximately of $537,000 to reduce future federal and state taxable income. To the extent not utilized, the carryforwards will begin to expire through 2026. Ingen's ability to utilize its net operating loss carryforwards is uncertain and thus Ingen has not booked a deferred tax asset, since future profits are indeterminable.

NOTE 6 - NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

                                                    FOR YEARS ENDED MAY, 31
                                                 -----------------------------
                                                     2006             2005
                                                 ------------     ------------
Numerator:  Net loss                             $   (115,580)    $   (664,517)
                                                 ------------     ------------
Denominator:
  Weighted Average Number of Shares                 8,281,100       11,715,500
                                                 ------------     ------------

Net loss per share-Basic and Diluted             $      (0.01)    $      (0.06)

NOTE 7 - RELATED PARTY TRANSACTIONS

Ingen had notes payable to its CEO, Scott Sand, in the amount of $304,830 as of May 31, 2003. Interest has been accrued on this loan as of May 31, 2003 in the amount of $18,000 at the rate of 6%.

During the fiscal year ending May 31, 2003, Mr. Sand received 2,000,000 shares of common stock for services rendered. This stock was valued at $0.10 per share, or a total of $200,000.

NOTE 8 - INTANGIBLE ASSETS

Ingen has recorded patents at a cost of $26,905, which are being amortized over 15 years.

NOTE 9 - SUBSEQUENT EVENTS

On March 15, 2004, Ingen was acquired by Creative Recycling Technologies, Inc., a Georgia corporation ("CRTZ"). The shareholders of Ingen became controlling shareholders of CRTZ. After the acquisition of Ingen, Scott Sand, the President and Chief Executive Officer of Ingen, was named the President of CRTZ and CRTZ changed its name to "Ingen Technologies, Inc."


INGEN TECHNOLOGIES, INC.
PRO-FORMA BALANCE SHEET


                                                                              CREATIVE                                PRO-FORMA
                                                          INGEN              RECYCLING                               CONSOLIDATED
                                                       TECHNOLOGIES         TECHNOLOGIES                            BALANCE AS OF
      ASSETS                                               INC.                 INC.            ELIMINATIONS        MAY 31, 2003
                                                      --------------       --------------      --------------      --------------

Current assets
      Cash                                            $       18,729       $            -      $            -      $       18,729
                                                      --------------       --------------      --------------      --------------

      Total current assets                                    18,729                    -                   -      $       18,729

Property and equipment, net of $30,832
  of accumulated depreciation                                 36,332                    -                   -              36,332

Other assets
      Patents, net of accumulated
        amortization of $7,870                                20,535                    -                   -              20,535
                                                      --------------       --------------      --------------      --------------

      TOTAL ASSETS                                    $       75,596       $            -      $            -      $       75,596
                                                      ==============       ==============      ==============      ==============

      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
      Accounts payable                                $            -       $      116,096      $            -      $      116,096
      Accrued interest - officer loan                         18,000                                               $       18,000
      Loans from officer                                     304,830                    -                   -             304,830
                                                      --------------       --------------      --------------      --------------
      Total current liabilities                              322,830              116,096                                 438,926

Stockholders' deficit
      Common stock                                            13,339           10,526,398             (13,339)         10,526,398
      Paid-in capital                                        808,662                    -            (808,662)                  -
      Accumulated deficit                                 (1,069,235)         (10,642,494)            822,001         (10,889,728)
                                                      --------------       --------------      --------------      --------------

      Total stockholders' deficit                           (247,234)            (116,096)                  -            (363,330)

      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT     $       75,596       $            -      $            -      $       75,596
                                                      ==============       ==============      ==============      ==============

                                                                F-8


Ingen Technologies, Inc.
Pro-forma Statements of Operations

                                                     INGEN TECHNOLOGIES, INC.                TECHNOLOGIES, INC.
                                                       For the year ended                    For the year ended
                                                MAY 31, 2002        MAY 31, 2003      MAY 31, 2002        MAY 31, 2003
                                               --------------      --------------    --------------      --------------

Sales                                          $       11,980      $            -    $            -      $            -

Cost of sales                                               -                   -                 -                   -
                                               --------------      --------------    --------------      --------------

Gross profit                                           11,980                   -                 -                   -

Selling, general and administrative                   121,760             648,717                23               4,454
                                               --------------      --------------    --------------      --------------

Operating loss                                       (109,780)           (648,717)              (23)             (4,454)

Interest expense                                       (5,000)            (13,000)          (12,448)
Debt forgiveness income                               299,349                   -           299,349                   -
Other income                                                -                   -                 -                   -
                                               --------------      --------------    --------------      --------------

Net loss before income taxes                         (114,780)           (661,717)          286,878              (4,454)

Provision for income taxes                                800                 800                 -                   -
                                               --------------      --------------    --------------      --------------

Net income (loss)                              $     (115,580)     $     (662,517)   $      286,878      $       (4,454)
                                               ==============      ==============    ==============      ==============

Basic and diluted net loss per share           $        (0.01)     $        (0.06)   $         0.89      $        (0.01)
                                               ==============      ==============    ==============      ==============

Weighted average number of common shares            8,281,100          11,715,500           321,615             321,615

(CONTINUED)

                                                       CREATIVE RECYCLING
                                                          CONSOLIDATED
                                                       For the year ended
                                                MAY 31, 2002        MAY 31, 2003
                                               --------------      --------------

Sales                                          $            -      $            -

Cost of sales                                               -                   -
                                               --------------      --------------

Gross profit                                                -                   -

Selling, general and administrative                   121,783             653,171
                                               --------------      --------------

Operating loss                                       (121,783)           (653,171)

Interest expense                                      (17,448)            (13,000)
Debt forgiveness income
Other income                                                -                   -
                                               --------------      --------------

Net loss before income taxes                          160,118            (666,171)

Provision for income taxes                                800                 800
                                               --------------      --------------

Net income (loss)                              $      159,318      $     (666,971)
                                               ==============      ==============

Basic and diluted net loss per share           $         0.50      $        (2.07)
                                               ==============      ==============

Weighted average number of common shares              321,615             321,615


                                                          F-9
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